ATSG Elects Baudouin to Board of Directors

WILMINGTON, Ohio - January 3, 2013 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced the election to its Board of Directors of Richard Baudouin, an experienced aircraft leasing executive who co-founded Aviation Capital Group (ACG), a global leader in aircraft leasing and finance.

Baudouin, 60, is currently one of three principals in Infinity Aviation Capital, LLC, an investment firm involved in aircraft leasing. He has more than 30 years of experience in aircraft finance and leasing, including more than $7 billion in aircraft financing agreements via Infinity, ACG, and GE Capital's aircraft finance unit.

ATSG President and CEO Joe Hete said, “Richard Baudouin has an exceptional track record in commercial aircraft leasing and financing that will be invaluable to ATSG as we further develop and expand our Cargo Aircraft Management (CAM) leasing business. He also has extensive contacts with major players in the global leasing marketplace. I look forward to working with him to help us leverage our expanding fleet of Boeing 757 and 767 freighter aircraft for even greater returns for our shareholders.”

Baudouin launched ACG in 1989 with several partners, and oversaw the marketing and capital markets units of the firm. ACG was acquired by Pacific Life Insurance Co. in 2005, and is now one of the world's largest aircraft leasing companies, with more than 260 Airbus and Boeing passenger and freighter aircraft, leased to approximately 90 airlines in 40 countries. He holds a Masters in Business Administration degree from the George Washington University in Washington, D.C.

Baudouin will complete the Board term of Jeffrey A. Dominick, who resigned from the Board effective Dec. 31, 2012. Dominick, one of the original partners of MassMutual Capital, a private equity investment subsidiary of the MassMutual Financial Group, has accepted a new position with an aviation investment unit of Blackrock, Inc., that may conflict with his responsibilities to ATSG. He had served on ATSG's Board since February 2008.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; Capital Cargo International Airlines, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Contact: Quint Turner
ABX Air, Inc.
937-382-5591